Exhibit 3.1

Z SQUARED INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Z SQUARED INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY that, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), which authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors, by resolutions duly adopted on September 3, 2026, adopted the following resolution creating a series of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and the DGCL, a series of preferred stock of the Corporation is hereby created, and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof are as follows:

Section 1 Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accreted Stated Value” means, with respect to each share of Series A Preferred Stock as of any date of determination, the Stated Value of such share plus all dividends that have been added thereto pursuant to Section 3(a) on or prior to such date and that have not been paid in cash.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Alternate Consideration” has the meaning set forth in Section 7(d). “Beneficial Ownership Limitation” has the meaning set forth in Section 6(f).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.

“Buy-In” has the meaning set forth in Section 6(c)(iii).

“Closing Date” means the Closing Date as defined in the Purchase Agreement. “Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or any Subsidiary that would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means, with respect to each share of Series A Preferred Stock as of any date of determination, the sum of the Accreted Stated Value of such share as of such date plus all accrued and unpaid dividends on such share that have accrued since the most recent Dividend Payment Date (or, if none, the Original Issue Date) and have been neither paid in cash nor added to the Accreted Stated Value as of such date.

“Conversion Date” has the meaning set forth in Section 6(a).

“Conversion Price” means $7.45 per share of Common Stock, as adjusted from time to time pursuant to Section 7.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Dividend Payment Date” has the meaning set forth in Section 3(a). “Election Notice” has the meaning set forth in Section 9(d). “Election Period” has the meaning set forth in Section 9(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” has the meaning set forth in Section 6(g). “Fundamental Transaction” has the meaning set forth in Section 7(d). “Holder” means a holder of record of shares of Series A Preferred Stock.

“Junior Securities” means the Common Stock and all other classes or series of equity securities of the Corporation, whether now existing or hereafter created, other than the Parity Securities and any Senior Securities issued in accordance with Section 4(b).

“Liquidation” has the meaning set forth in Section 5(b).

“Milestone Preferred Stock” means the series of preferred stock of the Corporation issuable in satisfaction of the Milestone Payments contemplated by the Purchase Agreement and the Milestone Payment Agreement referred to therein, which shall constitute Parity Securities and shall be convertible into Common Stock at a conversion price per share equal to 100% of the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d), being the lower of (x) the Nasdaq official closing price of the Common Stock immediately preceding the applicable measurement date and (y) the average Nasdaq official closing price of the Common Stock for the five (5) Trading Days immediately preceding the applicable measurement date), determined as of the applicable Milestone or installment achievement date.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Notice of Conversion” has the meaning set forth in Section 6(a).

“Original Issue Date” means, with respect to any share of Series A Preferred Stock, the date of the first issuance of such share, regardless of the number of transfers thereof and regardless of the number of certificates or book-entry positions that may be issued to evidence such share.

“Parity Securities” means the Milestone Preferred Stock and any other class or series of equity securities of the Corporation hereafter created that expressly ranks on a parity with the Series A Preferred Stock as to dividend rights and rights upon Liquidation, in each case issued in accordance with Section 4(b).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of July 31, 2026, by and among the Corporation, Paradox Infrastructure LLC, Paradox Data, LLC and the other parties thereto, as amended from time to time in accordance with its terms.

“Redemption Date” has the meaning set forth in Section 9(b). “Redemption Notice” has the meaning set forth in Section 9(b). “Redemption Price” has the meaning set forth in Section 9(b).

“Required Holders” means the Holders of a majority of the then-outstanding shares of Series A Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” means any class or series of equity securities of the Corporation hereafter created that expressly ranks senior to the Series A Preferred Stock as to dividend rights or rights upon Liquidation.

“Series A Preferred Stock” has the meaning set forth in Section 2(a). “Share Delivery Date” has the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the applicable Notice of Conversion.

“Stated Value” means $1,000.00 per share of Series A Preferred Stock, as appropriately adjusted for any stock split, stock dividend, combination, reclassification or similar event affecting the Series A Preferred Stock.

“Stockholder Approval” means the approval by the stockholders of the Corporation, in accordance with the applicable rules of Nasdaq (including Nasdaq Listing Rule 5635) and applicable law, of the issuance of all Conversion Shares in excess of the Exchange Cap.

“Subsidiary” means any subsidiary of the Corporation, including Paradox Data, LLC from and after the Closing Date.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, with a mailing address of 1 State Street, 30th Floor, New York, New York 10004, and any successor transfer agent of the Corporation.

“Voting Floor Price” means $5.08, being the “Minimum Price” within the meaning of Nasdaq Listing Rule 5635(d) determined as of the date of execution of the Purchase Agreement, as appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction of the type described in Section 7(a).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Common Stock is then quoted for trading on OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable; (c) if the Common Stock is not then listed or quoted for trading on a Trading Market, OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent reported bid price per share of the Common Stock; or

(d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2 Designation, Amount and Par Value; Status.

(a) The series of preferred stock created hereby shall be designated as the Corporation’s “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares so designated shall be 25,000. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.

(b) Shares of Series A Preferred Stock may be issued in certificated form or, at the option of the Corporation, in uncertificated book-entry form on the books of the Corporation or the Transfer Agent. Any certificate evidencing shares of Series A Preferred Stock, and any book-entry position, shall bear such restrictive legends or notations as are required by the Purchase Agreement and applicable securities laws.

(c) Any shares of Series A Preferred Stock that are converted, redeemed, repurchased or otherwise acquired by the Corporation shall be retired and cancelled and shall not be reissued as shares of Series A Preferred Stock, and upon the taking of any action required by the DGCL, such shares shall resume the status of authorized but unissued and undesignated shares of preferred stock of the Corporation. Upon the conversion, redemption, repurchase or other reacquisition of all outstanding shares of Series A Preferred Stock, the Corporation may take such actions as are permitted by Section 151(g) of the DGCL to eliminate this Certificate of Designation; provided, however, that the Corporation shall not take any action to eliminate this Certificate of Designation, and this Certificate of Designation shall remain in full force and effect, at any time while any obligation to issue Milestone Preferred Stock (or any other shares of Series A Preferred Stock) remains outstanding under the Purchase Agreement, whether or not any shares of Series A Preferred Stock are then outstanding.

Section 3 Dividends.

(a) Preferred Dividends. Each Holder shall be entitled to receive, and the Corporation shall pay, cumulative dividends on each share of Series A Preferred Stock, which shall accrue daily on the Accreted Stated Value of such share from the Original Issue Date, whether or not declared and whether or not the Corporation has funds legally available therefor, and shall be payable quarterly in arrears on each January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date (each, a “Dividend Payment Date”), at the election of the Corporation as to each Dividend Payment Date and as to all (but not less than all) shares of Series A Preferred Stock, either (i) in cash at the rate of 8.0% per annum, or (ii) in kind at the rate of 8.0% per annum, by adding the amount of the dividend so accrued for the applicable quarterly period (calculated at such 8.0% per annum rate) to the Accreted Stated Value of such share effective as of such Dividend Payment Date, whereupon dividends shall thereafter accrue on the Accreted Stated Value as so increased (such in-kind dividends compounding quarterly). If the Corporation fails to deliver notice of its election at least five (5) Trading Days prior to a Dividend Payment Date, or fails to pay a cash dividend in full when due, the Corporation shall be deemed to have elected payment in kind for such Dividend Payment Date. Dividends shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(b) Participating Dividends. In addition, if the Corporation declares or pays a dividend or distribution on the Common Stock (other than a dividend or distribution described in Section 7(a) or Section 7(c)), the Holders shall be entitled to receive, at the same time and on the same terms as the holders of Common Stock, the dividend or distribution that each Holder would have received had all of such Holder’s shares of Series A Preferred Stock been converted in full into Common Stock (without regard to the Beneficial Ownership Limitation or the Exchange Cap) immediately prior to the record date therefor.

(c) Priority. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not declare or pay any dividend or distribution on, or redeem, repurchase or otherwise acquire for value, any Junior Securities (other than (i) repurchases of Common Stock or Common Stock Equivalents from departing employees, directors, consultants or other service providers pursuant to equity incentive plans or agreements approved by the Board of Directors, and (ii) dividends or distributions payable solely in shares of Common Stock) unless all dividends accrued on the Series A Preferred Stock through the most recent Dividend Payment Date have been paid in cash or added to the Accreted Stated Value in accordance with Section 3(a).

Section 4 Voting Rights; Protective Provisions.

(a) As-Converted Voting; Nasdaq Voting Limitation. Except as otherwise provided herein or as required by the DGCL, the Holders shall be entitled to vote together with the holders of Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock, on an as-converted basis. Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5640, the number of votes per share of Series A Preferred Stock on any such matter shall equal the number of whole shares of Common Stock obtained by dividing the Accreted Stated Value of such share by the greater of (i) the then-effective Conversion Price and (ii) the Voting Floor Price, and in no event shall the aggregate voting power of the Series A Preferred Stock on an as-converted basis exceed the voting power that would be permitted under Nasdaq Listing Rule 5640.

(b) Protective Provisions. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, directly or indirectly (whether by amendment, merger, consolidation, reclassification or otherwise), without the affirmative vote or written consent of the Required Holders, voting or consenting as a separate class: (i) amend, alter, waive or repeal any provision of the Certificate of Incorporation (including this Certificate of Designation) or the bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock; (ii) authorize, create, designate or issue any Senior Securities, or reclassify any existing security into Senior Securities, or amend the terms of any existing security so as to cause it to become a Senior Security; (iii) increase or decrease the authorized number of shares of Series A Preferred Stock (except for a decrease resulting from conversion or cancellation of shares in accordance herewith); or (iv) enter into any agreement to do any of the foregoing. For the avoidance of doubt, the authorization, creation and issuance of the Milestone Preferred Stock and of other Parity Securities and Junior Securities shall not require the consent of the Holders under this Section 4(b).

Section 5 Rank; Liquidation.

(a) Rank. The Series A Preferred Stock shall rank, as to dividend rights and rights upon Liquidation: (i) senior to the Common Stock and to all other Junior Securities; (ii) on a parity with the Parity Securities (including the Milestone Preferred Stock); and (iii) junior to any Senior Securities issued in accordance with Section 4(b) and to all existing and future indebtedness of the Corporation.

(b) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), before any distribution or payment shall be made to the holders of any Junior Securities, each Holder shall be entitled to receive, out of the assets of the Corporation legally available for distribution, an amount in cash per share of Series A Preferred Stock equal to the Conversion Amount of such share as of the date of final distribution (the “Liquidation Preference”), and no more. The Series A Preferred Stock is non-participating, and after payment in full of the Liquidation Preference the Holders shall not be entitled to any further distribution of the assets of the Corporation in respect of the Series A Preferred Stock. If, upon any Liquidation, the assets of the Corporation available for distribution to the Holders and the holders of Parity Securities are insufficient to pay in full the Liquidation Preference and the corresponding preferential amounts on the Parity Securities, the Holders and the holders of Parity Securities shall share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. For the avoidance of doubt, a Fundamental Transaction shall not, in and of itself, constitute a Liquidation, and shall instead be governed by Section 7(d). The Corporation shall provide each Holder with written notice of any Liquidation not less than twenty (20) days prior to the applicable payment or distribution date.Section 6 Conversion.

(a) Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations of Section 6(f) and Section 6(g)) determined by dividing the Conversion Amount of such share as of the Conversion Date by the Conversion Price in effect on the Conversion Date. A Holder shall effect a conversion by delivering to the Corporation a duly completed conversion notice in the form attached hereto as Exhibit A (a “Notice of Conversion”), which may be delivered by e-mail or other electronic transmission and shall not require an ink-original signature or a medallion or other signature guarantee. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the aggregate Conversion Amount thereof, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion (such date, the “Conversion Date”); if no Conversion Date is specified, the Conversion Date shall be the date the Notice of Conversion is deemed delivered hereunder. No physical surrender of certificates shall be required as a condition to conversion, provided that upon conversion in full of the shares represented by a certificate, the Holder shall promptly surrender such certificate (or a customary lost certificate affidavit) to the Corporation.

(b) Conversion Shares. The aggregate number of Conversion Shares issuable upon any conversion hereunder shall be determined on the basis of the aggregate Conversion Amount of all shares of Series A Preferred Stock being converted pursuant to the applicable Notice of Conversion.

(c) Mechanics of Conversion.

(i) Delivery of Conversion Shares. Not later than the earlier of (A) two (2) Trading Days and (B) the number of Trading Days comprising the Standard Settlement Period, in each case after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause the Transfer Agent to deliver, to the converting Holder the Conversion Shares, which shall be free of restrictive legends and trading restrictions if and to the extent then permitted under applicable securities laws (including pursuant to an effective registration statement or Rule 144 under the Securities Act) and otherwise shall bear customary restrictive legends. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company’s Deposit/Withdrawal at Custodian system if the Corporation is then a participant in such system and the foregoing legend-free condition is satisfied, and otherwise by book-entry credit on the records of the Transfer Agent.

(ii) Failure to Deliver; Rescission. If the Corporation fails for any reason to deliver the Conversion Shares to a Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect, by written notice to the Corporation at any time prior to its receipt of such Conversion Shares, to rescind such conversion in whole or in part, in which event the Corporation shall promptly return to such Holder any converted shares of Series A Preferred Stock subject to such rescission, without prejudice to such Holder’s other rights and remedies hereunder.

(iii) Buy-In. If the Corporation fails to deliver the Conversion Shares to a Holder by the Share Delivery Date, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or such Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares that such Holder was entitled to receive upon such conversion (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of Conversion Shares that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions), and (B) at the option of such Holder, either reinstate the shares of Series A Preferred Stock and equivalent number of Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements. The Holder shall provide the Corporation written notice, together with reasonable supporting documentation, indicating the amounts payable to such Holder in respect of a Buy-In.

(d) Reservation of Shares. The Corporation covenants that it will at all times while any shares of Series A Preferred Stock remain outstanding reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Series A Preferred Stock, not less than 150% of the aggregate number of shares of Common Stock issuable upon conversion in full of all then-outstanding shares of Series A Preferred Stock (assuming for this purpose that dividends are paid in kind through the second anniversary of the Original Issue Date and without regard to the Beneficial Ownership Limitation or the Exchange Cap). The Corporation covenants that all Conversion Shares will, upon issuance in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens (other than restrictions arising under applicable securities laws) and not subject to any preemptive or similar rights. If at any time the number of authorized but unissued shares of Common Stock is insufficient to permit the reservation required by this Section 6(d), the Corporation shall use its best efforts to take all such corporate action as is necessary to increase its authorized shares of Common Stock to a number sufficient for such purpose, including using best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation as promptly as practicable.

(e) Fractional Shares; Transfer Taxes. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock; in lieu of any fractional share to which a Holder would otherwise be entitled, the number of Conversion Shares issuable upon such conversion shall be rounded up to the nearest whole share. The issuance of Conversion Shares upon conversion shall be made without charge to any Holder for any documentary stamp or similar taxes, or any other issue or transfer costs or fees, that may be payable in respect of the issuance or delivery of such shares in the name of the converting Holder; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any issuance of Conversion Shares to a Person other than the converting Holder.

(f) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of this Section 6(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and the determination of whether the Series A Preferred Stock is convertible and of which shares are convertible shall be in the sole discretion of the applicable Holder, whose delivery of a Notice of Conversion shall be deemed such Holder’s determination that such conversion complies with this Section 6(f), and the Corporation shall not be obligated to verify or confirm the same. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares pursuant to the applicable Notice of Conversion. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation applicable to such Holder to any other percentage not in excess of 9.99%, provided that any increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The Beneficial Ownership Limitation shall be applied and construed, and this Section 6(f) shall be interpreted, in a manner consistent with published interpretive guidance of the staff of the Commission under Section 13(d) of the Exchange Act. The provisions of this Section 6(f) shall apply to any successor holder of Series A Preferred Stock.

(g) Nasdaq Exchange Cap; Stockholder Approval; Cash Settlement. Notwithstanding anything herein to the contrary, unless and until Stockholder Approval has been obtained, the aggregate number of shares of Common Stock issued upon conversion of the Series A Preferred Stock (including any shares of Common Stock deemed issued in respect of in-kind dividends), when aggregated with (i) all shares of Common Stock issued or issuable upon conversion of the Milestone Preferred Stock and (ii) all other issuances of Common Stock or Common Stock Equivalents required to be aggregated therewith under Nasdaq Listing Rule 5635, shall not exceed 10,594,979 shares of Common Stock, being 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the Binding LOI, dated June 18, 2026, between the Corporation and Paradox Data, LLC (such maximum number, as appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction of the type described in Section 7(a), the “Exchange Cap”). The Exchange Cap is intended to ensure, and shall be applied and construed so, that no approval of the Corporation’s stockholders under Nasdaq Listing Rule 5635 is required as a condition to the issuance of the Series A Preferred Stock or the Milestone Preferred Stock, or to the issuance of Conversion Shares up to the Exchange Cap. The Exchange Cap shall be allocated among the shares of Series A Preferred Stock and the Milestone Preferred Stock pro rata based on the respective aggregate stated values thereof at issuance (or as otherwise required by Nasdaq). If, on any Conversion Date, all or any portion of a conversion would exceed the Exchange Cap or otherwise require stockholder approval under Nasdaq Listing Rule 5635 (including Rule 5635(c) with respect to any Holder that is deemed an officer, director, employee or consultant of the Corporation), then: (i) the Corporation shall issue Conversion Shares up to the Exchange Cap (to the extent available and permitted); (ii) the Corporation shall promptly, and in any event within the time period required by the Purchase Agreement, submit the issuance of the remaining Conversion Shares to its stockholders for Stockholder Approval, and the Board of Directors shall recommend approval thereof; and (iii) if Stockholder Approval is not obtained within ninety (90) days following submission of the matter to the Corporation’s stockholders, the Corporation shall pay to the applicable Holder, within five (5) Business Days following the expiration of such ninety (90)-day period, an amount in cash equal to $1,000.00 for each share of Series A Preferred Stock (or portion thereof, valued at its Accreted Stated Value relative to $1,000.00) that cannot be converted as a result of this Section 6(g), whereupon such shares (or portions thereof) shall be cancelled. Nothing in this Section 6(g) shall modify the Conversion Amount, the Conversion Price, any VWAP measurement period or any other economic term of the Series A Preferred Stock. The Corporation shall not take any action (including entering into any transaction requiring aggregation under Nasdaq Listing Rule 5635) that would reduce the number of Conversion Shares issuable under the Exchange Cap without the consent of the Required Holders.

Section 7 Certain Adjustments.

(a) Stock Dividends, Stock Splits and Combinations. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any Conversion Shares or shares of Common Stock issued in payment of dividends on the Series A Preferred Stock); (ii) subdivides (including by way of forward stock split) outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. For the avoidance of doubt, upon any event described in this Section 7(a), the Voting Floor Price and the Exchange Cap shall be equitably and proportionately adjusted, and the 250% threshold in Section 8 shall apply to the Conversion Price as so adjusted.

(b) Pro Rata Distributions. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, distributes to all holders of Common Stock (and not to the Holders on an as-converted basis) evidences of its indebtedness, assets (including cash and cash dividends, but excluding regular dividends in which the Holders participate pursuant to Section 3(b)), rights or warrants to subscribe for or purchase any security, or any other asset (a “Distribution”), then each Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock (without regard to the Beneficial Ownership Limitation or the Exchange Cap) immediately before the record date for such Distribution; provided, however, that, to the extent that such Holder’s right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent, and the portion of such Distribution attributable to such excess shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation.

(c) Fundamental Transaction. If, at any time while any shares of Series A Preferred Stock are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person in which the Corporation is not the surviving entity or in which the holders of Common Stock immediately prior thereto own less than a majority of the voting power of the surviving entity immediately thereafter, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, consummates a stock or share purchase agreement or other business combination with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (each, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Stock, each Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to the Beneficial Ownership Limitation or the Exchange Cap), the number of shares of common stock or common equity interests of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which one Conversion Share would have been issuable immediately prior to such Fundamental Transaction. For purposes of any such subsequent conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any subsequent conversion. The Corporation shall not effect a Fundamental Transaction unless the Corporation or the successor or acquiring Person, as applicable, assumes in writing (or by operation of law) all of the obligations of the Corporation under this Certificate of Designation and the other transaction documents referred to in the Purchase Agreement, and (if other than the Corporation) delivers to each Holder, in exchange for the outstanding shares of Series A Preferred Stock, a security of the successor or acquiring Person evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation, including having a stated value and dividend rights identical to those hereunder and satisfactory to the Required Holders. The provisions of this Section 7(c) shall apply similarly and equally to successive Fundamental Transactions.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice of Adjustment; Notice of Corporate Events. Whenever the Conversion Price is adjusted pursuant to this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment. If, while any shares of Series A Preferred Stock are outstanding, (i) the Corporation declares a dividend or any other distribution of cash, securities or other property in respect of the Common Stock, (ii) the Corporation authorizes and publicly approves, or enters into any agreement contemplating, a Fundamental Transaction, or (iii) the Corporation authorizes the voluntary dissolution, liquidation or winding up of its affairs, then the Corporation shall deliver to each Holder a notice of such event at least ten (10) calendar days prior to the applicable record or effective date, describing the material terms and conditions of such event; provided that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice; and provided, further, that in lieu of delivering such notice directly to Holders, the Corporation may satisfy this requirement by filing publicly available disclosure of such event with the Commission on a Current Report on Form 8-K or other periodic report at least ten (10) calendar days prior to the applicable record or effective date, it being understood that no notice under this Section 7(e) shall include material, non-public information regarding the Corporation unless concurrently publicly disclosed.

Section 8 Forced Conversion. If, at any time after the Original Issue Date, the closing sale price of the Common Stock on the principal Trading Market equals or exceeds 250% of the then-effective Conversion Price for a period of twenty (20) consecutive Trading Days (the last Trading Day of such period, the “Threshold Date”), the Corporation may, within ten (10) Trading Days after the Threshold Date, deliver a written notice to all Holders (a “Forced Conversion Notice”) to cause each Holder to convert all or a pro rata portion (determined by reference to the aggregate Conversion Amount held by each Holder) of such Holder’s shares of Series A Preferred Stock, at the then-applicable Conversion Amount and Conversion Price, with the conversion effective on the fifth (5th) Trading Day following delivery of the Forced Conversion Notice, it being agreed that the conversion of each Holder’s shares pursuant to this Section 8 shall be subject to, and limited by, the Beneficial Ownership Limitation applicable to such Holder and the Exchange Cap, and any shares of Series A Preferred Stock that cannot be converted as a result of such limitations shall remain outstanding (with any conversion thereof held in abeyance) until such time as such conversion would not violate such limitations, whereupon such shares shall automatically convert without further notice. For the avoidance of doubt, all mechanics and remedies set forth in Section 6(c) shall apply to any conversion effected pursuant to this Section 8 as if such conversion were effected by delivery of a Notice of Conversion on the effective date thereof.

Section 9 Redemption; No Preemptive Rights. (a) No Mandatory Redemption; No Preemptive Rights. Except as expressly provided in Section 6(g) and Section 9(b), the Series A Preferred Stock shall not be subject to mandatory redemption, and neither the Corporation nor any Holder shall have any right to require the redemption or repurchase of any shares of Series A Preferred Stock, and there shall be no sinking fund or similar arrangement with respect thereto. No Holder shall have any preemptive, subscription or similar right to acquire any securities of the Corporation by virtue of such Holder’s ownership of Series A Preferred Stock.

(b) Optional Redemption by the Corporation. The Corporation shall have the right, at any time and from time to time after the Original Issue Date, in its sole discretion, to redeem all or any portion of the then-outstanding shares of Series A Preferred Stock for cash at a redemption price per share equal to one hundred twenty percent (120%) of the Accreted Stated Value of such share as of the Redemption Date (the “Redemption Price”). The Corporation shall exercise such right by delivering to each Holder of shares of Series A Preferred Stock to be redeemed a written notice of redemption (a “Redemption Notice”), which shall be irrevocable and shall specify (i) the date fixed for such redemption, which shall be not less than ten (10) Business Days after the date on which the Redemption Notice is deemed given pursuant to Section 10(a) (the “Redemption Date”), (ii) the number of shares of Series A Preferred Stock of such Holder to be redeemed, and (iii) the aggregate Redemption Price payable to such Holder in respect thereof (subject to adjustment to give effect to any conversion pursuant to Section 9(c)). If fewer than all of the then-outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata among the Holders based on the aggregate Accreted Stated Value of the shares of Series A Preferred Stock held by each Holder. Notwithstanding any redemption of shares of Series A Preferred Stock pursuant to this Section 9(b) or anything else herein to the contrary: (i) this Certificate of Designation shall not be eliminated and shall remain in full force and effect until all Milestone Preferred Stock has been issued; (ii) any Milestone Preferred Stock issued after such redemption shall have the identical powers, preferences, rights, qualifications, limitations and restrictions set forth in this Certificate of Designation as in effect immediately prior to such redemption; and (iii) the number of shares of Series A Preferred Stock authorized hereunder shall at all times remain sufficient to permit the issuance of all Milestone Preferred Stock that may become issuable under the Purchase Agreement.

(c) Holder Conversion Right Prior to Redemption. Notwithstanding the delivery of any Redemption Notice, each Holder shall retain the right to convert any or all of such Holder’s shares of Series A Preferred Stock called for redemption in accordance with Section 6 at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Redemption Date, and any share of Series A Preferred Stock so converted shall not be redeemed and no Redemption Price shall be payable in respect thereof.

(d) Holder Election as to Form of Redemption Price. Each Holder of shares of Series A Preferred Stock called for redemption shall have the right to elect, in such Holder’s sole discretion, to receive the Redemption Price in (i) cash, (ii) shares of Common Stock, valued at the VWAP for the ten (10) Trading Days immediately preceding the Redemption Date, or (iii) any combination of cash and shares of Common Stock, with the Common Stock component valued as provided in clause (ii), in each case by delivering written notice of such election to the Corporation (an “Election Notice”) at any time prior to the expiration of the period of ten (10) Business Days following the date on which the applicable Redemption Notice is deemed given pursuant to Section 10(a) (the “Election Period”). If a Holder does not deliver an Election Notice prior to the expiration of the Election Period, such Holder shall be deemed to have elected to receive the Redemption Price in cash. Notwithstanding any election pursuant to this Section 9(d), the issuance of shares of Common Stock in payment of all or any portion of the Redemption Price shall be subject to the Beneficial Ownership Limitation and the Exchange Cap (applied mutatis mutandis to such issuance), and to the extent that any such issuance would cause the applicable Holder to exceed the Beneficial Ownership Limitation or would exceed the Exchange Cap, the portion of the Redemption Price attributable to such excess shall be paid in cash. Any shares of Common Stock issued in payment of the Redemption Price shall, upon issuance in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered in accordance with the mechanics set forth in Section 6(c)(i) as if such shares were Conversion Shares.

(e) Payment; Effect of Redemption. On the Redemption Date, the Corporation shall pay the aggregate Redemption Price for the shares of Series A Preferred Stock redeemed from each Holder in cash by wire transfer of immediately available funds to an account designated in writing by such Holder, in shares of Common Stock, or in a combination thereof, in each case in accordance with such Holder’s election (or deemed election) pursuant to Section 9(d). In addition, on the Redemption Date, the Corporation shall pay to each applicable Holder, in cash, all dividends accrued on the shares of Series A Preferred Stock so redeemed from the most recent Dividend Payment Date (or, if none, the Original Issue Date) through the next scheduled Dividend Payment Date immediately following the Redemption Date, in each case regardless of such Holder’s election (or deemed election) as to the form of the Redemption Price. From and after the Redemption Date, if the aggregate Redemption Price payable to a Holder has been paid and delivered in full, dividends shall cease to accrue on the shares so redeemed, such shares shall no longer be deemed outstanding, all rights of such Holder in respect of such shares (other than the right to receive the Redemption Price) shall terminate, and such shares shall be retired and cancelled as provided in Section 2(c). If the Corporation fails to pay or deliver the aggregate Redemption Price (including any shares of Common Stock deliverable pursuant to Section 9(d)) and the dividends payable pursuant to this Section 9(e) in full on the Redemption Date with respect to any share of Series A Preferred Stock, then, unless and until the Redemption Price for such share is paid in full, such share shall remain outstanding, dividends shall continue to accrue thereon, and all rights of the Holder in respect thereof (including the right to convert such share pursuant to Section 6) shall continue in full force and effect.

Section 10 Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation at 550 South Andrews Ave., Suite 700, Fort Lauderdale, FL 33301, Attention: Chief Executive Officer, e-mail: dh@zsquaredinc.com, or to such other address or e-mail address as the Corporation may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or delivery hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Certificates. If a Holder’s Series A Preferred Stock certificate is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or book-entry position for such shares, but only upon receipt of evidence of such loss, theft or destruction and of the ownership thereof reasonably satisfactory to the Corporation and customary indemnity, if requested, without the requirement to post any bond.

(c) Waiver; Amendment. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision hereof. This Certificate of Designation, and any provision hereof, may be amended, modified or waived, and the Corporation may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if the Corporation has obtained the affirmative vote at a duly held meeting or the written consent of the Required Holders (voting or consenting as a separate class) and has complied with any other approval requirements of applicable law and the Certificate of Incorporation; provided, however, that no amendment, modification or waiver shall, without the prior written consent of each Holder adversely and disproportionately affected thereby (as compared to the other Holders): (i) reduce the Stated Value, the Accreted Stated Value, the dividend rates set forth in Section 3(a) or the Liquidation Preference; (ii) increase the Conversion Price (other than pursuant to adjustments expressly provided in Section 7), ; (iii) change any Dividend Payment Date or the timing of any payment or delivery owed to such Holder hereunder; or (iv) amend this Section 10(c).

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings; Interpretation. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof. This Certificate of Designation shall be governed by and construed in accordance with the DGCL and the other internal laws of the State of Delaware, without giving effect to any conflict-of-laws principles.

(g) Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted into Common Stock, paid in cash pursuant to Section 6(g), or otherwise redeemed, repurchased or reacquired by the Corporation shall be retired and cancelled as provided in Section 2(c).

RESOLVED, FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed to execute and file this Certificate of Designation with the Secretary of State of the State of Delaware and to take all such further actions as such officers deem necessary or advisable to carry out the purposes of the foregoing resolution.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 8th day of September, 2026.

Z SQUARED INC.

By:	/s/David Halabu
Name:	David Halabu
Title:	Chief Executive Officer